Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ration of earnings to fixed charges for the periods shown for Energy XXI Gulf Coast, Inc.:

	Year Ended	Period from February 7,
	June 30, 2007	2006 to June 30, 2006
	(unaudited)	(unaudited)
RATIO OF EARNINGS TO FIXED CHARGES	1.61x	1.38x

For purposes of computing the ratio of earnings to fixed charges, earnings is defined as pre-tax income plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees.

Calculation of Ratio of Earnings to Fixed Charges, as Defined (in thousands, except Ratio of Earnings to Fixed Charges)

	Year Ended	Period from February 7,
	June 30, 2007	2006 to June 30, 2006
Earnings:	(unaudited)	(unaudited)
Pre-Tax Income	$ 42,313	$ 3,011
Fixed Charges	60,303	7,927
Total Earnings	102,616	10,938

Fixed Charges:
Interest expensed	53,258	7,621
Deferred financing fees	7,045	306
Total Fixed Charges	60,303	7,927

Ratio of Earnings to Fixed Charges	1.61	1.38